UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

STURM, RUGER & COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-0633559
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

700 S Ayersville Road, Mayodan, North Carolina (Address of principal executive offices)	27027 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered Common Stock Purchase Rights	Name of each exchange on which each class is to be registered New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by Sturm Ruger & Company, Inc. (the “Company”) to reflect the expiration of the common share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on October 14, 2025.

Item 1. Description of Registrant’s Securities to be Registered.

 On September 16, 2026, the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to that certain Rights Agreement, dated as of October 14, 2025, between the Company and the Rights Agent (the “Rights Agreement”).

 The Amendment accelerates the expiration of the Rights under the Rights Agreement from the Close of Business (as such term is defined in the Rights Agreement) on October 13, 2026 to the Close of Business on September 16, 2026, and the Rights Agreement will terminate at such time. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

 The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
1	Rights Agreement, dated as of October 14, 2025, between Sturm, Ruger & Company, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Rights Certificate as Exhibit A, and the Summary of Rights as Exhibit B (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2025).

2	Amendment No. 1 dated as of September 16, 2026, to Rights Agreement, dated as of October 14, 2025, between Sturm Ruger & Company, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Sturm Ruger & Company, Inc. on September 16, 2026)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Dated September 16, 2026

By:	/S/ Sarah F. Colbert
	Name:	Sarah F. Colbert
	Title:	Senior Vice President, Corporate Secretary
and General Counsel